EXHIBIT 10.11


                      IMIMIC/OEM SOFTWARE LICENSE AGREEMENT



THIS IMIMIC/OEM SOFTWARE LICENSE AGREEMENT, which includes all Exhibits ("Agreement") is effective as of April __, 2003 ("Effective Date"), and is by and between iMimic Networking, Inc., a corporation established and existing under the laws of Texas, with its registered office at 2990 Richmond Suite 144, Houston, TX 77098 ("iMimic") and WARP Solutions Inc, a corporation established and existing under the laws of Delaware, with its principal place of business at 535 West 34th Street New York, NY 10001 ("OEM").


                                   BACKGROUND

OEM wishes to obtain a license to distribute certain software developed, owned and marketed by iMimic, and to allow OEM to install or preload such software on certain hardware products developed and marketed by OEM to its customers, and iMimic has agreed, subject to the terms and conditions of this Agreement.

THEREFORE, in consideration of the mutual promises described herein, the parties agree as follows:

                                    AGREEMENT

1.       Definitions.

1.1 "Basic Enhancements" shall mean changes and/or additions made to support new releases of the operating systems with which the Licensed Work is designed to operate, support new input/output devices, or provide other incidental updates.

1.2 "Business Day" means Monday through Friday, 9 a.m. to 5 p.m. CST, on days that are not designated as State of Texas or national holidays. "Business Hours" means any hour during a Business Day. Designated holidays are as follows: New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving, Christmas Day, and the day after Christmas

1.3 "Calendar Quarter" or "Quarter" means a three (3) month period ending on March 31, June 30, September 30, or December 31.

1.4 "Code" means computer instructions. If not otherwise specified, Code shall include only Object Code and not Source Code.

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1.4.1              "Object Code" means Code, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing but without the intervening steps of compilation or assembly.

1.4.2 "Source Code" means Code, other than Object Code, and related system documentation, comments and procedural code that may be printed out or displayed in human readable form that has been developed solely by iMimic and not licensed from a third party described in Exhibit F ("Third Party Code"), as amended from time to time by iMimic.

1.5 "Customer" means both internal and external users of OEM's Products. Customers are those users who do not remarket, distribute, rent or lease such Products to other parties in the regular course of the Customer's business.

1.6 "Derivative Work" means a work which is based upon one or more preexisting works, such as a revision, enhancement, modification, translation, abridgment, condensation, expansion, or any other form in which such preexisting works may be recast, transformed, or adapted, and which, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement. For purposes hereof, a Derivative Work shall also include a compilation that incorporates such a preexisting work.

1.7 "Distributor" shall mean any business entity that is authorized by OEM to market, service and/or distribute OEM Products to Customers, including, without limitation, dealers or remarketers of OEM Products to Customers.

1.8 "Documentation" means user manuals and other written materials that are related to the Licensed Work.

1.9 "Enhancements" shall mean changes or additions to the Licensed Work, other than Maintenance Modifications and Basic Enhancements, which include, but are not limited to, new releases that upgrade pre-existing Licensed Work in that they add or improve functions, add new features, or improve performance by changes in system design or coding.

1.10 "Error" shall mean any mistake, problem, or defect of the Licensed Work, if such mistake, problem or defect causes the Licensed Work to fail to meet the Specifications thereof.

1.11 "Level 1 Service" shall mean the service provided by OEM in response to the initial complaint placed by a Customer that identifies an Error. This includes problem source identification assistance, problem analysis, problem resolution, installation planning information and preventive and corrective service information.

1.12 "Level 2 Service" shall mean the service provided by OEM to Customers to analyze or reproduce the Error or to determine that the Error is not reproducible. This includes problem recreation and in-depth technical analysis, and isolation of the Error to a component level. This includes an Error correction or circumvention or notification that no correction or circumvention is possible.

1.13 "Level 3 Service" shall mean the service provided by iMimic to OEM that confirms the Error identified at Level 2 by OEM personnel, and coordinates the solution of the Error by modifying the Licensed Work or by providing a Workaround.

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1.14     "Licensed Work" means the Code and Documentation for iMimic's
         DataReactor Core Software product, as further described in the Specifications, attached hereto as Exhibit A, that are licensed only in Object Code form to OEM hereunder, any part or all of which may be referred to as Licensed Work, including any Maintenance Modifications, Basic Enhancements or Enhancements thereto as may be provided under this Agreement.

1.15 "Maintenance Modifications" shall mean any modifications or revisions, other than Basic Enhancements or Enhancements, to the Licensed Work that correct Errors or provide other incidental corrections.

1.16 "Product" shall mean any current and future hardware product that is created or subcontracted for creation by OEM on which the Licensed Work will be used in accordance with Section 2 below and is distributed or marketed to Customers by an OEM or a Distributor.

1.17 "Priority 1 Problem" shall mean an emergency condition that makes the performance or continued performance of any one or more functions of the Licensed Work (as licensed by iMimic to OEM) impossible.

1.18 "Priority 2 Problem" shall mean a condition which makes the performance or continued performance of any one or more functions of the Licensed Work (as licensed by iMimic to OEM) difficult and which cannot be circumvented or avoided on a temporary basis by the intended user.

1.19 "Priority 3 Problem" shall mean an error in the Documentation, or a limited condition regarding the Licensed Work (as licensed by iMimic to OEM), which is not critical in that no loss of data occurs, and which may be circumvented or avoided on a temporary basis by the intended user.

1.20 "Priority 4 Problem" shall mean a minor problem condition that can be easily avoided or circumvented by the intended user.

1.21 "Specifications" means iMimic's specifications for its DataReactor Core Software product that are described in Exhibit A ("Specifications").

1.22     "Support Customer" means a Distributor or Customer of OEM.

1.23 "Workaround" means a change in the operating procedures of the Licensed Work, acceptable to the Support Customer, whereby the Licensed Work operates in a manner that allows the Support Customer to avoid the detrimental effects of an Error.

2.       Utilization of Licensed Work.

2.1 iMimic shall grant to OEM the non-exclusive, non-transferable (except a set forth in Subsection 17.6 below) right to install and distribute the Licensed Work, pursuant to the license described in Section 5 of this Agreement, in connection with the sale of Products.

2.2 OEM represents that each Licensed Work licensed under this Agreement will be marketed to Customers in the regular course of business by OEM or its Distributors only after each copy of a Licensed Work is preloaded onto, and distributed together with, a Product provided by OEM or its Distributor to a Customer.

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2.3      OEM represents that the Licensed Code will be distributed in Object
         Code form only.

2.4 OEM shall implement reasonable and prudent procedures to ensure that its Customers and Distributors comply with all applicable provisions of this Agreement. OEM shall distribute with each Licensed Work a copy of an OEM program license agreement, which contains terms that are substantially similar and as protective of iMimic intellectual property as this Agreement. OEM shall employ a suitable procedure to ensure that each Distributor and Customer accepts the terms and conditions of such license agreement. OEM represents that it shall make available to iMimic a copy (and updates of such copy for any changes affecting terms described below in this Subsection 2.4) of each form of license agreement under which Licensed Work are provided to Customers or Distributors before such form is used in connection with the sale of a Product containing the Licensed Work. Each license agreement form, when executed with Customers and Distributors, shall contain terms that are legally sufficient to authorize the Customer or Distributor to make copies of each authorized copy of a Licensed Work for backup purposes only; and will:
2.4.1 state that further copying and/or transfer of the Licensed Work is prohibited;

2.4.2 state that reverse assembly, reverse compilation, or other translation of the Licensed Work or any portion thereof is prohibited;

2.4.3              state the following in the same or wholly comparable terms:
                   "Code provided under this Agreement is copyrighted and licensed (not sold). Licensor does not transfer title to the Code to Licensee";

2.4.4              state the following in the same or wholly comparable terms:
                   "Code and Documentation provided under this Agreement was provided by a third party. THE THIRD PARTY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE USE OF SUCH MATERIALS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE";

2.4.5 include a licensor's limitation of liability section which limits OEM's liabilities in words comparable to the limitations stated in Subsection 11.1 hereof and further state, in legally sufficient and wholly comparable terms:
                   "The limitation of liabilities described in this section also apply to any third-party supplier of materials supplied to licensee. OEM and its third-party supplier limitations of liabilities are not cumulative." OEM's agreements will further state that the third party supplier disclaims all liability of consequential or other indirect damages in words wholly comparable to the disclaimers in Subsection 11.2 hereof;

2.4.6 include a provision in terms comparable to those in Subsection 12.1 requiring OEM's Customers and Distributors to comply, to the same extent as OEM, with all applicable United States export laws, regulations and ordinances in connection with the export of iMimic technical information, including the Licensed Work and Documentation.

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2.4.7              state in the same or wholly comparable terms that OEM's third party supplier is an intended beneficiary of the license agreement between OEM and its Customers and Distributors.

2.5 OEM will ensure that its Distributors conduct their business in a way that does not conflict with OEM's obligations. OEM will contractually require its Distributors to do the following: (i) Licensed Work will not be distributed unbundled from Products; (ii) if the Licensed Work is distributed unbundled, the Distributor is liable to iMimic for the full retail price as established by iMimic plus the cost of collection;
         (iii) the Distributor must maintain proof of bundled sales for 3 years;
         (iv) the third party licensor (iMimic) and OEM will have the right to audit or access the Distributor's records to demonstrate compliance for 3 years from the date of the Distributor's distribution of the Licensed Work; (v) the Distributor's right to distribute the Licensed Work and Products may be suspended and recalled if the Distributor is in breach (in addition to other legal remedies); and (vi) if the Distributor sells to another distributor, it must bind that distributor to the terms of this section.

2.6 OEM will not reverse assemble, reverse compile or otherwise translate the Licensed Work.

2.7 OEM will ensure that its employees and Distributors agree to and act in a manner consistent with OEM's obligations under this Agreement.

2.8 OEM represents that it will, within three (3) months of the Effective Date of this Agreement, announce, make publicly available and actively market the Licensed Work to its Customers.

2.9 OEM agrees that it will install and distribute the Licensed Work only on hardware and software platforms that have been agreed to by iMimic as suitable for running the Licensed Work. An initial list of suitable hardware platforms is hereto attached as Exhibit C ("Hardware Compatibility List"). From time to time, iMimic may revise Exhibit C by providing written notification of such changes to OEM. Additionally, OEM may request iMimic approval of additional hardware platforms. In such cases, OEM will, at iMimic's request and at OEM's expense, provide the appropriate platforms to iMimic for testing purposes by shipping such platforms to iMimic's offices in Houston, Texas. Such test equipment will remain the property of OEM. iMimic's approval of such platforms will not be unreasonably withheld.

2.10 OEM shall include the following proprietary statement in all Object Code modules of the Licensed Work distributed to Customers and Distributors hereunder: "Licensed Materials - Property of iMimic.(C) Copyright (date to be provided by iMimic) iMimic Networking, Inc., Houston, Texas. All Rights Reserved."

2.11 Neither OEM nor any of its Distributors shall make or have any right to make any representations, promises or warranties on behalf of iMimic or the Licensed Work other than those specifically authorized by iMimic.

3.       iMimic Responsibilities.

3.1 Delivery. iMimic shall deliver, and OEM shall accept delivery, by web or ftp, of the Licensed Work and Documentation at OEM's offices at 535 West 34th Street New York, NY 10001 within thirty (30) days of the Effective Date of this Agreement.

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3.2      Noncompliance. If after ninety (90) days following the delivery of the
         Licensed Work, OEM has not accepted the Licensed Work as complying with the Specifications, then iMimic may terminate this Agreement, without cause, within thirty (30) Business Days following the expiration of such ninety (90) day period. Upon such termination, iMimic shall refund to OEM all upfront payments paid by OEM pursuant to Subsection 9.1 of this Agreement, and iMimic's licenses to OEM shall terminate.

3.3 Maintenance Modifications and Basic Enhancements. During the term of this Agreement, iMimic will provide to OEM all Maintenance Modifications and Basic Enhancements of the Licensed Work that iMimic provides for iMimic's own products based on the Licensed Work to its own customers in similar operating environments, for as long as iMimic provides such support to its customers. iMimic will notify OEM of any changes in such support at the time iMimic notifies its customers of such change.

3.4 Enhancements. During the term of this Agreement, iMimic shall offer OEM any or all Enhancements to the Licensed Work that iMimic provides for iMimic's own products based on the Licensed Work to its own customers in similar operating environments, provided that iMimic may require payment of an additional upfront fee and an additional per-unit royalty for a license to such Enhancements.

3.5 Support. The Support Levels, response times and scope of support obligations are attached as Exhibit B ("Support Services"). Such support will be provided by iMimic on an "as is" basis only, without warranty of any sort.

3.6 Reservation of Rights. iMimic specifically reserves the right, with ninety (90) days prior written notice to OEM, to cease marketing, development and/or technical support activities related to any Licensed Work. If the withdrawal is based on an infringement claim or a significant defect in the Licensed Work, OEM will suspend further distribution of the Licensed Work and Documentation. For other withdrawals, OEM and its Distributors will only distribute copies that iMimic has previously authorized before the date of withdrawal.

3.7      License Keys:

3.7.1 Necessity of Key: The Licensed Work will be inoperable until iMimic generates a license key for a specific Customer

3.7.2 Generating License Keys: Steps to generate the permanent and test/evaluation license keys to make the Licensed Work operable are described in Exhibit E (Generating License Keys).

4.       OEM Responsibilities.

4.1      OEM Acceptance.

4.1.1 OEM shall, (i) within five (5) Business Days after OEM's receipt of the Licensed Work and any Documentation, forward a written acknowledgment of such receipt to the iMimic contact listed in Section 17.1 ("Notices") below.

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4.1.2             OEM agrees to evaluate the Licensed Work within sixty (60)
                  days after its receipt. Evaluation shall be performed to determine only whether the Licensed Work is in compliance with the Specifications. OEM shall, within ten (10) days after such evaluation period has expired, provide iMimic with a written acceptance or rejection notice. If at any time after OEM's receipt of the Licensed Work, OEM ships a Product to a Customer, or if OEM does not provide such written acceptance or rejection notice within the ten (10) day period following the sixty (60) day evaluation period, such Licensed Work will be deemed to be accepted by OEM. If, during the sixty (60) day evaluation period, OEM informs iMimic of any noncompliance of the Licensed Work with the Specifications, then iMimic shall provide within ten (10) Business Days of receiving such written notice a remedy capable of bringing the Licensed Work into compliance with the Specifications.

4.2 Noncompliance. If within ninety (90) days of the delivery of the Licensed Work to OEM, the Licensed Work does not comply with the Specifications, then OEM may terminate this Agreement immediately, without cause. Upon such termination, and as OEM's exclusive remedy hereunder, iMimic shall refund to OEM all upfront payments paid by OEM to iMimic in the first 90 day period of the Agreement, and iMimic's licenses to OEM shall terminate.

4.3 Service Notification. OEM shall include, with each copy of the Licensed Work distributed to Distributors and/or Customers, written notification that OEM is responsible for providing service and support for such copy so distributed. OEM shall not, without iMimic's prior written approval, provide its Distributors or Customers with the means of contacting iMimic's service personnel, nor encourage them to do so.

4.4 Service Organization. OEM shall maintain a service and support organization. Customer and Distributor access to this support structure shall be defined in OEM's service information provided with its Products.

4.5 Problem Recreation. OEM shall recreate all problems prior to reporting such problems to iMimic. OEM shall provide iMimic with detailed information required to recreate any reported problem related to the Licensed Work or Documentation.

4.6 Copyrights. OEM will promptly suspend distribution of Licensed Work and Documentation to countries iMimic or its licensors identify from time to time as not having sufficient copyright protection.

5.       License and Ownership.

5.1 License to Licensed Work. Subject to the terms and conditions set forth in this Agreement, iMimic hereby grants to OEM, a worldwide, nonexclusive, nontransferable right and license under copyrights to:
         (i) install or preload the Licensed Work on an OEM Product; and (ii) reproduce and distribute copies of such Licensed Work only in Object Code, solely when each copy of such Licensed Work is installed or preloaded on a Product provided by OEM or a Distributor to a Customer.

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5.2      License to iMimic Documentation. Subject to the terms and conditions set forth in this Agreement, iMimic grants to OEM a worldwide, nonexclusive, nontransferable right and license under copyrights to reproduce and distribute copies of iMimic Documentation solely when each copy of the Documentation is distributed together with a copy of the Licensed Work by OEM or a Distributor to Customers.

5.3 Trademarks. Nothing in this Agreement grants either party any rights to use the other party's trademarks or trade names without prior written approval of the other party or trademark owner. Except as specifically stated in Subsection 2.9 above, if a Licensed Work containing iMimic trademarks or trade names is shipped to OEM and copied under license hereunder, then OEM agrees to remove, prior to distribution to Distributors and Customers or public display, such marks and/or names as would otherwise be externally visible in the ordinary use of the Licensed Work or Documentation. OEM further agrees that, should iMimic determine that any of OEM's advertising, promotional or other materials are inaccurate, misleading with respect to or otherwise misuse iMimic trademarks or trade names, OEM will, upon notice from iMimic, change or correct such materials at its own expense.

5.4 Limitation. Except as expressly provided in Subsections 5.1 and 5.2, nothing in this Agreement grants OEM, Distributors or Customers any rights or licenses under iMimic's patents, copyrights, trademarks, trade names or other intellectual property rights, or to prepare a Derivative Work of the Licensed Work or its Documentation, or its trade secrets, or other intellectual property rights, either directly or by implication, estoppel or otherwise.

5.5 Ownership Rights. iMimic shall own all right, title and interest in the Licensed Work and the Documentation including title to copyrights, patents or any other intellectual property rights therein. iMimic shall also retain all rights, title and interest in all Derivative Works thereto. The Licensed Work and Documentation are licensed to OEM hereunder, not sold. OEM recognizes iMimic ownership and title to the name "iMimic," all other trademarks and trade names of iMimic, and the goodwill attaching thereto and agrees that any goodwill which accrues because of OEM's use of the name "iMimic" and any other trademarks and trade names of iMimic shall vest in and become the property of iMimic. OEM further agrees not to contest, or take any action to contest or interfere with, the trademarks or trade names of iMimic in the Licensed Work, or to use, employ or attempt to register any trademark or trade name that is confusingly similar to or incorporates the trademarks or trade names of iMimic.

5.6 Sublicenses. OEM shall have no right to sublicense, disclose, publish, rent, lease, assign or otherwise transfer the Licensed Work or Documentation as provided by iMimic to OEM.

5.7 Press Releases. Press releases and other like publicity or advertising which identify that iMimic has entered into this relationship and is, or may be, a licensor of Licensed Work hereunder, shall be subject to the prior written approval of iMimic.

5.8 Failure to Comply. Should OEM fail to materially comply with the representations made in Sections 2 ("Utilization of Licensed Work") and 9 ("Fees"), all licenses granted in this Section 5 may be revoked by iMimic at any time prior to termination of this Agreement, at iMimic's sole discretion. In addition, notwithstanding anything to the contrary, the rights and licenses granted to OEM pursuant to this Section 5 may be revoked at any time prior to termination of this Agreement if iMimic reasonably determines that OEM has made or is making use of the Licensed Work and/or Documentation other than as specified in this
         Section 5.

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6.       Inventions.

6.1 Definition. "Invention" shall mean any idea, concept, technique, invention, discovery or improvement derived from the Licensed Work whether or not patentable or registerable, either conceived or first actually reduced to practice during the term of this Agreement and in the performance of support services under this Agreement by one or more of the employees of OEM, or jointly by one or more employees of both iMimic and OEM (such Invention is hereinafter called "Joint Invention"). Each party shall make a written disclosure to the other party of each Invention within a reasonable time after such conception or reduction to practice, specifically pointing out the features or concepts that are believed to be new or different, and each party agrees that all such disclosures shall be considered Confidential Information subject to the restrictions set forth in Section 13 below.

6.2      Ownership of Inventions.

6.2.1 Ownership. Each Invention, other than a Joint Invention, shall be OEM's property, subject to a patent license, the terms of which shall be negotiated in good faith by the parties hereto, that OEM hereby grants to iMimic under any and all patents issuing on applications it files on said Invention. OEM shall notify iMimic within a reasonable time as to each country in which OEM elects to seek protection by obtaining patent rights. OEM shall have complete discretion in seeking and/or maintaining any patent or other protection and shall bear any and all expenses incurred with respect thereto.

6.2.2 Filing. In filing a patent application covering any Invention, OEM shall promptly provide to iMimic a copy of the abstract of each application so filed, subject to the patent laws and procedures of the relevant jurisdiction. OEM shall have the unrestricted right to grant licenses (including sublicenses) to a third party under such patents without accounting to iMimic.

6.2.3 Grant. All licenses granted or agreed to be granted to iMimic under this Section shall be worldwide, non-exclusive, non-transferable, and fully paid up; shall include the right to make, have made, use, have used, lease, import, offer for sale, license, sublicense, sell and/or otherwise transfer any apparatus and to practice of have practiced any process; and shall survive the expiration or termination of this Agreement.

7.       Joint Inventions.

7.1 Ownership. Joint Inventions shall be jointly owned, title to all patents issued thereon shall be joint and equal, all expenses incurred in obtaining and maintaining such patents shall be jointly and equally shared (except as provided hereinafter), each party shall have the unrestricted right to grant licenses (including the right for any licensees to grant sublicenses) to a third party without the consent of the other party and with any necessary consent hereby given by the other party as may be required by any country law in granting licenses to a third party.

7.2 Right to obtain. With respect to any Joint Inventions, where one party elects not to seek or maintain such protection thereon in any particular country or not to share equally in the expenses thereof, the other party shall have the right to seek or maintain such protection at its own expense and shall have full control over the prosecution and maintenance thereof even though title to any patent issuing thereon shall be joint.

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7.3      Assistance. In connection with the obtaining of patent protection by either party, each party agrees to give the other party all reasonable assistance in connection with the preparation and prosecution of any patent application filed by the other party, and shall cause to be executed all assignments and other instruments and documents as may be reasonably necessary or appropriate to carry out the intent of the Section. Each Party shall be solely responsible for any compensation that may be due to any of the respective employees who make Inventions that are subject to this provision. Any other terms and conditions pertaining to ownership rights of Joint Inventions shall be negotiated in good faith between the parties hereto.

8.       Project Management.

8.1      Project Managers.  Each party's Project Manager is as follows:

                   For OEM:

                           -------------------
                           WARP Solutions, Inc.
                           535 West 34th Street, 5th Floor
                           New York, N.Y. 10013
                           Telephone (646) 792-2815

                   For iMimic:
                   ----------

                           -------------------
                           iMimic Networking, Inc.
                           2990 Richmond Suite 144
                           Houston, TX  77098
                           Telephone: +1  713 586 5541

8.2 Progress Reporting: The parties' Project Managers shall meet in a mutually agreed upon manner to discuss progress under this Agreement, including any issues. In addition, the Project Managers will arrange regularly scheduled conference calls and additional meetings as necessary to report status, resolve issues and to address open issues.

9.       Fees.

9.1 License Fee. In consideration of the licenses granted to OEM under this Agreement, OEM will pay iMimic an upfront payment and running royalties, as specified in Exhibit D. Said license fee does not include any applicable taxes, including but not limited to personal property, sales and value added taxes. All such taxes are OEM's responsibility. OEM will pay amounts equal to any applicable taxes resulting from the transaction described hereunder unless OEM provides iMimic with a valid exemption certificate.

9.2 Interest. OEM shall be liable for interest on any overdue payment required to be made pursuant to this Section 9, commencing on the date that such payment or royalty was due, at a rate of 1.5% per month, from the date such amounts came due. If such interest rate exceeds the maximum legal rate in the jurisdiction where a claim therefore is being asserted, the interest rate shall be reduced to such maximum legal rate.

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9.3      Support Services. During the term of this Agreement, OEM will pay
         iMimic an annual fee as described in Exhibit D for annual Maintenance Modifications, Basic Enhancements and Support as described in Subsection 3.5. .

9.4      Royalties

9.4.1 Royalty obligation. For each copy of Licensed Work distributed externally or installed internally, OEM will pay iMimic a royalty, as described in Exhibit D of this Agreement.

9.4.2 Test copies. Notwithstanding OEM's obligations under Subsection 9.4.1 above, OEM may utilize up to three (3) copies of each Licensed Work solely for test and demonstration purposes on OEM's Products, without a royalty obligation to iMimic.

9.4.3 Payment and Accounting. After the conclusion of each Calendar Quarter, iMimic shall provide OEM with a copy of its licensing key database records containing a list, by address, of license keys issued to OEM's Licenses during the Calendar Quarter. iMimic will generate a royalty invoice based upon such records. Within thirty (30) days after the receipt of such invoice from iMimic, OEM shall pay such invoice in full by wire transfer as specified in Subsection 9.1 above.

9.4.4 Audit. OEM shall keep records in sufficient detail to permit the determination of royalties payable hereunder. Upon iMimic's request, which shall not be more often than two times in any annual period, and at iMimic's expense, an independent agent or accounting firm chosen by iMimic shall be provided reasonable access during normal business hours to OEM's records pertaining only to Licensed Works in order to audit OEM's obligations under this agreement. If such audit should disclose any underpayment of royalties due iMimic, OEM shall promptly pay iMimic such amount, together with interest at the rate of one and one half percent (1.5%) per month, or the highest interest rate allowed by law, whichever is lower, from the date such amounts came due. In addition, all costs associated with the audit that would otherwise be payable by iMimic shall be paid by OEM.

10.      Warranty.

10.1 Benefit. Warranties provided by iMimic hereunder are solely for the benefit of OEM. OEM may not transfer or assign any warranty to any other person or entity.

10.2 No Conflict. iMimic and OEM represent and warrant to each other that they are under no obligation or restriction, nor will they assume any such obligation or restriction, that does or would in any way interfere with or conflict with, the performance to be rendered under this Agreement.

10.3     Disclaimer of Warranties.

         IMIMIC DOES NOT WARRANT THAT THE LICENSED WORK OR DOCUMENTATION, ANY CONFIDENTIAL INFORMATION AND OTHER TECHNOLOGY AND SERVICES PROVIDED HEREUNDER WILL MEET OEM'S OR ITS DISTRIBUTORS' AND CUSTOMERS' REQUIREMENTS, OR THAT ITS OR THEIR OPERATION WILL BE UNINTERRUPTED OR ERROR FREE. EXCEPT AS EXPRESSLY PROVIDED IN THIS

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

         AGREEMENT, THE LICENSED WORK, DOCUMENTATION, ANY CONFIDENTIAL INFORMATION AND ANY OTHER TECHNOLOGY AND SERVICES PROVIDED BY IMIMIC TO OEM IS PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, LACK OF VIRUSES, OF REASONABLE CARE OR WORKMANLIKE EFFORT. THE ENTIRE RISK AS TO THE QUALITY AND PERFORMANCE OF THE LICENSED WORK IS WITH OEM. SHOULD THE LICENSED WORK PROVE DEFECTIVE, OEM ASSUMES THE ENTIRE COST OF ALL NECESSARY SERVICING, REPAIR OR CORRECTION.

10.4 Limitations. The remedies for breach of any warranty under this Section 10 are subject to the limitations of Section 11 below.

11.      Limitation of Liability.

11.1 Exclusive Damages Remedy. iMimic's entire liability and OEM's sole and exclusive remedy for damages against iMimic, its officers, agents and employees for any claim or cause of action pertaining to or in any way related to the subject matter of this Agreement and Exhibits are set forth in this Section 11. In no event, except for claims by OEM for bodily injury or damage to real property or tangible personal property for which iMimic is legally liable, will iMimic be liable to OEM for actual damages in excess of one hundred percent (100%) of the amount actually paid by OEM for the licenses under this Agreement. These limitations apply, regardless of the form of action, whether in contract or in tort, including negligence or in any other legal theory. OEM releases iMimic from all obligations, liability, claims or demands in excess of this limitation.

11.2     Disclaimer of Damages.

         TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY HAVE ANY OBLIGATION OR LIABILITY, WHETHER ARISING IN CONTRACT (INCLUDING WARRANTY), TORT (INCLUDING ACTIVE, PASSIVE OR IMPUTED NEGLIGENCE, STRICT LIABILITY OR PRODUCT LIABILITY), OR OTHERWISE, FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR INDIRECT DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF USE, LOSS OF PRIVACY, FAILURE TO MEET ANY DUTY INCLUDING THOSE OF GOOD FAITH OR OF REASONABLE CARE, NEGLIGENCE, LOSS OF DATA, BUSINESS INTERRUPTION, LOSS OF REVENUE, LOSS OF BUSINESS OR OTHER CONSEQUENTIAL OR FINANCIAL LOSS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR WITH ANY OF THE PRODUCTS, SOFTWARE OR OTHER GOODS, SERVICES OR SUPPORT FURNISHED UNDER THIS AGREEMENT, EVEN IF ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

11.3 Other Claims. In no event will iMimic be liable for any damages caused by OEM's failure to perform OEM's responsibilities. iMimic will not be liable for any claim by OEM based on any third party claim, and OEM shall assume full risk and responsibility for any such claims.

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

12.      Import/Export.

12.1 Compliance with Laws. OEM will, at its own expense, comply with all applicable United States and foreign laws and regulations applicable to OEM in the exercise of its rights and obligations under this Agreement. Specifically, OEM shall comply fully with any governmental law, statute, ordinance, administrative order, rule or regulation relating to its duties under this Agreement and shall procure all licenses and pay all fees and other charges required thereby. OEM shall not, nor shall OEM authorize or permit its employees, agents, or Distributors to export or re-export any iMimic technical information, including the Licensed Work and Documentation, in whole or in part, to any country specified as a prohibited destination in applicable federal, state and local laws, regulations and ordinances, including the Regulations of the U.S. Department of Commerce and/or the U.S. State Department, without first obtaining any requisite U.S. government approvals, by application made through iMimic. This provision shall remain in effect beyond the termination or expiration of this Agreement and shall apply to OEM's successors and assigns. An OEM violation of any governmental export, import or other laws will be considered a material breach of this Agreement.

12.2 Responsibility for Import/Export, Custom Duties, and Taxes. OEM agrees that it is responsible for obtaining required government documents and approvals prior to the import or export of any Licensed Work or Documentation into or from the United States or any other country. iMimic will not be responsible for obtaining import or export licenses or approvals, or for paying any import or export duties, customs fees, taxes or other charges required for the import or export of the Licensed Work to or from any country. At OEM's written request, iMimic will provide assistance and information within its knowledge and control to OEM as may be necessary for OEM to comply with its obligations under this Section 12.

13.      Confidentiality.

13.1 Confidentiality of Agreement. Each party agrees that it will not disclose to any third party any terms of this Agreement for a period of three (3) years from the Effective Date without first obtaining the prior written consent of the other party, except as may be required to perform this Agreement or as may be required by law; provided, however, that each party may disclose this Agreement or its contents as may be necessary to establish or assert its rights hereunder, or to a lending institution of a party, prospective investors, or to a prospective purchaser of all, or substantially all, of the assets of a party, under a similar obligation of confidentiality.

13.2 Confidentiality of Subsequent Activities. During the course of this Agreement, the parties may need to exchange information from time to time which one or the other party considers confidential and/or proprietary. In order to assure the protection and preservation of the confidential nature of each party's information, the parties agree as follows:

13.2.1 Definition. Subject to the limitations set forth in Section 13.2.2, all information disclosed by one party (the "Discloser") to the other party (the "Recipient"), which is labeled or marked "Confidential" or with some other similar proprietary legend, shall be deemed to be "Confidential Information." If Confidential Information is disclosed in oral form, the Discloser shall identify it as confidential at the time of disclosure and thereafter summarize it in writing and transmit such summary to the Recipient within thirty (30) days of the oral disclosure.

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

13.2.2 Exclusions. "Confidential Information" excludes information which: (a) is now or hereafter becomes generally known or available, through no act or failure to act on Recipient's part; (b) Recipient independently knows at the time of receiving such information; (c) a third party hereafter furnishes to Recipient without restriction on disclosure and without breach of any confidentiality obligations; (d) Recipient has independently developed without using any Confidential Information or breaching this Agreement; or (e) Discloser gives written permission to Recipient to disclose.


13.2.3 Restrictions/Obligations. Recipient shall: (a) only disclose the Confidential Information to those employees and contractors with a need to know; provided that Recipient binds those employees and contractors to terms at least as restrictive as those stated in this Agreement; (b) not disclose any Confidential Information to any third party, without Discloser's prior written consent; (c) use such Confidential Information only to the extent required to accomplish the Purpose; (d) not reproduce Confidential Information in any form except as required to accomplish the Purpose; (e) not reverse engineer, decompile, or disassemble any software disclosed by the Discloser; (f) not directly or indirectly export or transmit any Confidential Information restricted by regulation or statute; and (g) promptly provide the Discloser with notice of any actual or threatened breach of the terms of this Agreement. However, Recipient may disclose Confidential Information in accordance with a judicial or other governmental order provided that Recipient shall give Discloser written notice prior to such disclosure. Solely with respect to non-technical Confidential Information, Recipient's obligations under this Section 3 shall expire three years from the date of disclosure of such non-technical Confidential Information.

13.2.4 Ownership and Return of Confidential Information. All Confidential Information (including all copies thereof) shall remain the property of Discloser. Upon the request of Discloser, and with Discloser's permission, Recipient shall either (a) return such materials to Discloser, or (b) certify the destruction thereof.

13.2.5 Rights. No rights or licenses to intellectual property, including, without limitation, trademarks, inventions, copyrights, mask works or patents are implied or granted by the exchange or disclosure of Confidential Information.

13.2.6 Warranty. Confidential Information is provided solely on an "As Is" basis and no representations or warranties, including warranties against infringement, are made under this Agreement.

14.      Term and Termination.

14.1 Term. This Agreement will become effective on the Effective Date and shall continue for two (2) years thereafter unless sooner terminated. Thereafter, the term shall extend for additional one year periods unless either party gives the other party notice of termination not less than ninety (90) days prior to the end of the then applicable period.

14.2 Termination for Convenience. After this Agreement has been in effect for an initial period of six (6) months, either party may terminate this Agreement for any reason and without cause upon six (6) months written notice to the other party. In the event of such termination the duties and obligations of each party to the other shall cease.

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

14.3 Termination for Breach. In addition to any right of termination granted elsewhere in this Agreement, if there is any material breach by either party, the non-breaching party may terminate this Agreement by providing the breaching party with written notice. Such termination shall become effective thirty (30) days after such notice is received or deemed to be received unless the breaching party cures the breach prior to the effective date of termination. During such thirty (30) day cure period, this Agreement shall continue in full force and effect.

14.4 Termination for Bankruptcy. Either party may terminate this Agreement effective on written notice to the other party if the other party (i) becomes insolvent, (ii) becomes the subject of any proceedings seeking relief, reorganization, receivership or rearrangement under any laws relating to insolvency, (iii) makes an assignment for the benefit of creditors, or (iv) begins the liquidation, dissolution or winding up of its business.

14.5 Survival of Licenses after Termination. The termination of this Agreement shall not affect any rights or licenses exercised or granted by OEM with respect to any Licensed Work delivered prior to such termination (including those delivered to Distributors and Customers), and any corresponding royalty obligations of OEM hereunder shall survive and continue. Except as provided in this Subsection 14.5, all rights and licenses that have been granted by either party under this Agreement shall terminate upon the effective termination date of this Agreement.

14.5.1 OEM may continue to exercise the rights and licenses granted hereunder for a period of up to three (3) months after termination to fill any orders received in the normal course of business by OEM and its Distributors and accepted from Customers prior to the effective date of termination; and

14.5.2 OEM may continue to exercise the licenses granted hereunder as necessary for it to provide maintenance and support for Customers.

14.6 Rights and Remedies. Unless otherwise specified to the contrary herein, each party's rights and remedies under this Agreement are in addition to any rights and remedies provided at law or in equity.

14.7 Return or destruction. Except as allowed by Section 14.5 ("Survival of Licenses after Termination"), each party shall, within thirty (30) days after the effective termination or expiration date of this Agreement, return or certify in writing the destruction of all copies of the Licensed Work and Documentation. Notwithstanding the foregoing, one (1) copy of such items may be retained by OEM for archival purposes only.

14.8 Support activities. iMimic's support obligations will terminate when this Agreement is terminated, expires, or when iMimic chooses to no longer provide service to its customers on the iMimic products, versions, or releases that are based on the Licensed Work.

15.      Arbitration.

       In the event of a dispute under this Agreement, the parties hereby agree that the dispute will be decided through arbitration as the sole and exclusive remedy for resolving such dispute. The arbitration will be conducted before a single arbitrator pursuant to the Rules of the American Arbitration Association then in effect. The parties agree that the arbitrator chosen shall be an expert in software development issues as they relate to the activities to be performed under this

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

         Agreement. In undertaking the arbitration the parties agree (a) that the administrative fees associated with the arbitration (including the expenses and compensation of the arbitrator) shall be shared equally by the parties; (b) that all other arbitration-related costs and fees borne by either party (including but not limited to any filing or attorney fees) shall be self funded; (c) that they shall be limited to taking no more than three depositions each and that no interrogatories shall be permitted; (d) that the arbitration shall be completed within six months from the date the arbitrator is selected (unless delays occur that are beyond the control of the parties); (e) that the location for the arbitration hearing shall be Houston, Texas; and (f) that the resulting arbitration award will be binding upon the parties and judgment on the award may be entered by any court of competent jurisdiction. Any monetary awards shall be limited in accordance with the provisions of this Agreement, and as such (a) the arbitrator is specifically prohibited from awarding any special, incidental, consequential, punitive or indirect damages, or any other damages excluded by this Agreement and (b) each party irrevocably waives any right to recover damages outside the scope of these limitations.

16.      Survival.

         The terms of Sections 5 ("License and Ownership"); 6 ("Inventions"); 7 ("Joint Inventions"); 9 ("Fees"); 10 ("Warranty"); 11 ("Limitation of Liability"); 12 ("Import/Export"); Subsection 13.4 ("Confidentiality"); relevant Subsections of 14 ("Term and Termination); Section 15 ("Arbitration"); and Section 17 ("Miscellaneous"), and any other provision which specifically states that it will survive the expiration or termination of this Agreement, will survive any expiration or termination of all or any portion of this Agreement and shall bind the parties, their legal representatives, successors, heirs and assigns.

17.      Miscellaneous.

17.1 Notices. All notices and other communications between the parties pursuant to this Agreement will be deemed to have been sufficiently given when delivered in person, or sent by express delivery service, registered mail or facsimile, receipt confirmed, to the recipient at the following address (or such other address for a party as specified by like notice):

                     If to OEM:
                     ---------

                           WARP Solutions, Inc.
                           Attention: Karl Douglas
                           535 West 34th Street, 5th Floor
                           New York, N.Y. 10013
                           Telephone: (646) 792-2815 Fax: (646) 792-2812

                     If to iMimic:
                     ------------

                           iMimic Networking, Inc.
                           Attention:  _______________
                           2990 Richmond Suite 144
                           Houston, TX  77098
                           Telephone: +1  713 586 5541Fax: +1  713 586 5546

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

17.2     Receipt Date: All such communications will be deemed to be received:
         (i) on the day on which personally delivered, (ii) if sent by express delivery service, on the fifth Business Day following the date delivered to such service, (iii) if sent by registered mail, on the seventh Business Day following the cancellation date stamped on the envelope; or (iv) if by facsimile, on the confirmed facsimile date.

17.3 Integration; Amendment; Nonwaiver. This Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes all proposals, prior agreements (oral or written) and all other communications between the parties relating to the subject matter of this Agreement. No modification of this Agreement will be enforceable unless in writing and signed by an authorized representative of both parties. Failure of either party at any time to enforce any of the provisions of this Agreement will not preclude any other enforcement of such provisions or the exercise of any other right. No waiver of a breach of this Agreement will be valid unless in writing.

17.4 Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision.

17.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of law rules, and by the copyright, patent, trademark and trade name laws of the United States of America.

17.6 Successors and Assigns. This Agreement may not be assigned by either party without the other party's prior, express written consent provided, however, that either party may assign this Agreement and the licenses and rights set forth herein without consent to any successor in interest to substantially all of its business or assets, whether by merger, acquisition, operation of law or otherwise. Each party's right to assign this Agreement and the rights and licenses as stated above is subject to the successor in interest agreeing in a signed written agreement to be bound by all the provisions of this Agreement. Any assignment or delegation in derogation of the foregoing shall be void and unenforceable.

17.7 Headings. The headings and titles of the Sections and Subsections of this Agreement are for convenience only and do not in any way limit or amplify the provisions of this Agreement.

17.8 Taxes. OEM shall have sole responsibility for the payment of all taxes and duties (including without limitation, sales and value added taxes) imposed by any national, provincial or local governmental entity of any country in which OEM is doing business as a result of the existence of this Agreement or the exercise of rights hereunder.

17.9 Force Majeure. Neither party shall be held liable for failure to fulfill its obligations under this Agreement, if such failure is caused by flood, extreme weather, fire, or other natural calamity, acts of governmental agency, or similar causes beyond the control of such party. If any such event shall continue for more than ninety (90) days, then either party may terminate this Agreement immediately.

17.10 Relationship with Employees. OEM will have appropriate agreements with each of its employees who will be engaged in activities related to this Agreement to ensure that such individuals comply with the provisions of this Agreement.

17.11 Relationship between OEM and iMimic. OEM and iMimic are independent contractors and neither party is, nor will claim to be, the employer or employee, legal representative, partner, franchisee, or agent of the other. At no time shall either party make commitments for or in the name of the other party. Each party is responsible for the direction and compensation of its employees.

17.12 Actions. No action, regardless of form, arising out of the Agreement, may be brought by either party more than two (2) years after the cause of action has arisen, or in the case of nonpayment, more than two (2) years from the date the last payment was due.

17.13 Attachments. All attachments, addenda, and exhibits hereto, and the specifications referenced therein, as well as all other documentation referenced in this Agreement that define the obligations of the parties, are a part of this Agreement with the same force and effect. If there is a conflict among the terms of this Agreement and its Exhibits, the terms of this Agreement prevail over those of the Exhibits. Terms in any purchase orders and invoices or acknowledgements, if any, are void.

THE PARTIES ACKNOWLEDGE THAT EACH HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS, AS INDICATED BY THE SIGNATURES OF THEIR RESPECTIVE AUTHORIZED REPRESENTATIVES BELOW.



iMimic Networking,  Inc.                   OEM





By: ______________________________         By: ______________________________


Print Name: ______________________         Print Name: ______________________


Title: ___________________________         Title: ___________________________





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